Exhibit 8.1

GREENBERG TRAURIG, LLP

One Vanderbilt Avenue
New York, NY 10017
212-801-9200
Fax: 212-801-6400
www.gtlaw.com

May 21, 2026

CNH Capital Receivables LLC

1 CNH Way

Waterford, Wisconsin 53185

CNH Equipment Trust 2026-B

1 CNH Way

Waterford, Wisconsin 53185

Re:	CNH Capital Receivables LLC

Registration Statement on Form SF-3 (No. 333-286570)

Ladies and Gentlemen,

We have acted as tax counsel for CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”), and for CNH Equipment Trust 2026-B, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned registration statement (together with the exhibits and any amendments thereto, the “Registration Statement”), and (b) the offering of the publicly offered Class A-1 Asset Backed Notes, Class A-2a Asset Backed Notes, Class A-2b Asset Backed Notes, Class A-3 Asset Backed Notes and Class A-4 Asset Backed Notes (collectively, the “Offered Notes”) described in the related prospectus dated May 19, 2026 (the “Prospectus”), which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Offered Notes will be issued on or about May 27, 2026, by CNH Equipment Trust 2026-B, a trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as trustee (the “Trust Agreement”). The Offered Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and Citibank, N.A., as indenture trustee.

In that connection, we are generally familiar with the proceedings required to be taken by the Company in connection with the proposed authorization and issuance of the Offered Notes and have examined copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement and forms of the Indenture and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. We will not seek tax rulings from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that the IRS may not take positions contrary to those stated in our opinions.

Based on the foregoing, and assuming that the Operative Documents with respect to the Offered Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that for U.S. federal income tax purposes: (i) the Trust will not be treated as an association or publicly traded partnership taxable as a corporation; (ii) the Offered Notes will be classified as indebtedness (except in the case of notes held by (a) CNH Capital Receivables LLC, as the “Depositor”, or any of its affiliates (including, without limitation, the Trust and CNH Industrial Capital America LLC, as both the “Sponsor” and the “Originator”) or (b) any person in whose hands, or in the hands of a predecessor holder, the Offered Notes would be not treated in their entirety as indebtedness for U.S. federal income tax purposes under regulations promulgated under section 385 of the Code); and (iii) the statements in the Prospectus under the headings “Summary of Terms - Tax Status” and “Material U.S. Federal Income Tax Consequences” (to the extent they constitute matters of federal law or legal conclusions with respect thereto), are correct in all material respects. There can be no assurance, however, that the conclusions of United States federal tax law presented herein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, the Prospectus or this letter.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP